EXHIBIT 3.1
                            ARTICLES OF INCORPORATION
                                       OF
                             HEAVENEXPRESS.COM INC.


In compliance with the requirements of F.S. Chapter 607, the undersigned, being a natural person, does hereby act as an incorporator in adopting and filing the following articles of incorporation for the purpose of organizing a business corporation.

                              ARTICLE I

The name of the corporation ("Corporation") is HeavenExpress.com Inc.

                              ARTICLE II

The existence of the corporation shall be perpetual starting on the date these articles of incorporation are filed with the Florida Department of State.

                              ARTICLE III

The street address of the principal office of the Corporation is 6901 NW 32nd Avenue, Ft. Lauderdale, Florida 33309.

                              ARTICLE IV

The maximum number of common shares this Corporation is authorized to issue is 50,000,000, with a par value of $.001 per share. All Common Shares shall be identical with each other in every respect and the holders of Common Shares shall be entitled to one vote for each share on all matters on which shareholders have the right to vote. The maximum number of preferred shares this Corporation is authorized to issue is 10,000,000, with a par value of $.001 per share. The Preferred Shares shall have such rights and preferences as determined by the Board of Directors.

                              ARTICLE V

The initial street address of the Corporation's registered office is 6901 NW 32nd Avenue, Ft. Lauderdale, Florida 33309. The initial registered agent for the Corporation at that address is Saundra Sharpe.

                              ARTICLE VI

The Board of Directors shall consist of a minimum of one (1) director. The names and addresses of the persons who will serve on the initial board of directors are:

Name                               Address

Saundra Sharpe                     6901 NW 32nd Avenue
                                   Ft Lauderdale, Florida 33309

                               ARTICLE VII

The name and street address of the persons signing these articles of incorporation are:

Name                               Address

Brenda Lee Hamilton                555 S. Federal Highway, Suite 400
                                   Boca Raton, Florida 33432










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                               ARTICLE VIII

The corporation shall indemnify its directors, officers, employees, and agents to the fullest extent permitted by law.


IN WITNESS WHEREOF, the undersigned incorporator has executed these articles of incorporation this 3rd day of December 1999.

                                                  /s/ Brenda Lee Hamilton
                                                Name: Brenda Lee Hamilton


                           ACCEPTANCE OF REGISTERED AGENT

Having been named to accept service of process for HeavenExpress.com Inc. at the place designated in the articles of incorporation, the undersigned is familiar with and accepts the obligations of that position pursuant to F.S. 607.0501(3).

                                                  /s/ Saundra Sharpe
                                                  ------------------
                                                  Name: Saundra Sharpe
                                                  Date:    December 3, 1999


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